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                                                                    EXHIBIT 99.3
                             BANKERS TRUST COMPANY
                            EXCHANGE AGENT AGREEMENT


October __, 1999


Bankers Trust Company
Corporate Trust and
 Agency Group
Four Albany Street, 4th Floor
New York, NY 10006
Attention:  Corporate Market Services

Ladies and Gentlemen:

     TeleCorp PCS, Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange an aggregate principal amount at maturity of up to $575,000,000 of its 11 5/8% Senior Subordinated Discount Notes Due 2009 (the "Exchange Notes") for a like principal amount of the Company's issued and outstanding 11 5/8% Senior Subordinated Discount Notes Due 2009 (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated ________, 1999 (the "Prospectus") distributed to all record holders ("Holders") of the Old Notes. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

     The Company hereby appoints Bankers Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bankers Trust Company.

     A copy of each of the form of letter of transmittal (the "Letter of Transmittal") and the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery" and together with the Letter of Transmittal, the "Tender Documents"), to be used by Holders of Old Notes in order to receive Exchange Notes pursuant to the Exchange Offer are attached hereto as Exhibit A.
                                                            ---------

     The Exchange Offer is expected to be commenced by the Company on or about ________, 1999. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, ATOP, as defined in paragraph 8 hereof) is to be used by the Holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on __________, 1999 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M.,
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New York City time, on the business day following the previously scheduled
Expiration Date. You agree to follow and act upon any further instructions in connection with the Exchange Offer, any of which may be given to you by the Company or such other persons as it may authorize, which are consistent with this Agreement.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the failure to be satisfied of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer-Conditions to the Exchange Offer." The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you agree to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You are to mail the Prospectus and the Tender Documents to all of the Holders and participants in the Book Entry Transfer Facility (as defined in paragraph 9) who hold an interest in the Old Notes on the day that you are notified by the Company that the Registration Statement of which the Prospectus forms a part has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this paragraph 2 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company,
Attention:  Thomas H. Sullivan.

     3. You are to examine Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and any stop transfer orders are in effect, and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the

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submission of Letters of Transmittal, Old Notes and other documents in connection with the Exchange offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

     4. With the approval of the President or any Executive Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     6. You shall accept tenders: (i) in cases where the Old Notes are registered in two (2) or more names only if signed by all named Holders; (ii) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and (iii) from persons other than the registered Holder of Old Notes, provided that customary transfer requirements, including provision for transfer taxes, if applicable, are fulfilled. You shall accept partial tenders of Old Notes where so indicated as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for cancellation and reissuance, as appropriate, and return any untendered Old Notes to the Holder (or such other person as may be designated in the Letter of Transmittal). Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered.

     7. At the written request of the Company or its counsel, McDermott, Will & Emery, you shall notify tendering Holders of Old Notes in the event of any termination of the Exchange Offer, and you will thereupon return all tendered Old Notes to the persons entitled thereto, at the request of the Company or the Company's counsel and at the Company's expense.

     8. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for one year. Exchange Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three (3) New York Stock Exchange trading days after the Expiration Date, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust Company ("DTC") system, by the utilization of DTC's Automated Tender Offer Program ("ATOP") and any evidence required by the Exchange Offer.

     9. You are hereby directed to establish an account with respect to the Old Notes at The Depositary Trust Company (the "Book Entry Transfer Facility") in accordance with SEC Regulation 240.17 Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Notes by

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causing the Book Entry Facility to transfer such Old Notes into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility.

     10. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Thomas H. Sullivan, Esq., Executive Vice President and Chief Financial Officer of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date or if otherwise requested) up to and including the Expiration Date, as to the principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items received but which have not yet been verified to be in proper form. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it, he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company, and such person as the Company may request, access to those persons on your staff who are responsible for receiving tenders, in order to ensure that at all times including immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all Holders whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

     11. If Old Notes are surrendered to you for exchange with instructions to deliver Exchange Notes in a name other than that of the registered Holder of the Old Notes, you are authorized to cause Exchange Notes to be registered in such name, and deliver Exchange Notes to the transferee in accordance with such instructions; provided, however, that it shall be a condition of such exchange that the Old Notes so surrendered shall be properly endorsed or accompanied by appropriate powers of attorney or other written instruments of transfer or exchange satisfactory to the Company, with the signatures guaranteed by an Eligible Institution, and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Exchange Notes in the name of a party other than the registered Holder of the Old Notes surrendered, or establish to you satisfaction that such tax has been paid or is not applicable.

     12. If any Holder shall report to you that his, her or its failure to surrender Old Notes registered in his, her or its name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The indemnified parties to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their Old Notes have been lost or destroyed and the principal amount of such Old Notes.

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     13.  You shall notify the Company as promptly as practicable after the
Expiration Date of the aggregate principal amount of Old Notes received by you along with the specific information requested pursuant to paragraph 12 hereof.

     14. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, within two days of receipt of your notice pursuant to paragraph 13 hereof, of all Old Notes properly tendered and you, on behalf of the Company, will promptly thereafter exchange such Old Notes for Exchange Notes and cause such Old Notes to be cancelled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company, as set forth above; provided, however, that in
                                                      --------  -------
all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 principal amount at maturity or any integral multiple thereof. Delivery of Old Notes will be made on behalf of the Company by you for the principal amount of the Old Notes not tendered, if tendered in part only, or not exchanged promptly after notice of acceptance of Old Notes by the Company, as set forth above.

     15. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit B.
                                                                   ---------
The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in Exhibit B) in connection with your services promptly
                       ---------
after submission to the Company of itemized statements.

     16. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer-Conditions to the Exchange Offer" or otherwise, you shall, as soon as practicable after the expiration or termination of the Exchange Offer, return those certificates for unaccepted Old Notes (or effect an appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, with a letter or notice, in form satisfactory to the Company, explaining why the Old Notes are being returned to the persons who deposited them.

     17. All certificates for reissued Old Notes, unaccepted Old Notes or for Exchange Notes shall be forwarded by first-class mail.

     18. You are authorized to cooperate with and furnish information to McDermott, Will & Emery or any of its representatives, or any other organization (and its representatives)

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designated in writing to you from time to time by the Company, in any manner reasonably requested by it in connection with the Exchange Offer and the surrender of Old Notes thereunder.

     19. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

     20.  As the Exchange Agent hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

     (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Notes deposited with you hereunder, any Exchange Notes, and Tender Documents or other documents prepared by the Company in connection with the Exchange Offer, except where failure to recognize such invalidity or lack of genuineness would constitute gross negligence;

     (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

     (d) shall not accept any defective, alternative, conditional or contingent delivery, except as provided in the Prospectus, instructions to the Letter of Transmittal or this Agreement;

     (e) shall comply with the reasonable written instructions of the Company if any dispute should arise between us or any other party with respect hereto, or if you, in good faith, are in doubt as to what action should be taken hereunder;

     (f) may reasonably rely on, and shall be protected in reasonably acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action, of the President or Executive Vice President of the Company or agent of such other person or persons as may be designated by the Company;

     (g) may consult with counsel satisfactory to you, including counsel for the Company, and may take or refrain from taking any action in good faith reliance on and in accordance with such advice of such counsel; and

     (h) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or Exchange Notes or take any other action that may be deemed to be a solicitation of the Old Notes.

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     21.  The Company covenants and agrees to indemnify and hold harmless
Bankers Trust Company and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes and the administration of the duties of the Indemnified Parties hereunder in connection therewith in accordance with this Agreement; provided, however, that the Company shall not be liable for
           --------  -------
indemnification or otherwise for any claims, loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct, bad faith or breach of this Agreement. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a result of such Indemnified Party's failure to so notify the Company or that could reasonably have been avoided if such notice had been given. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent or the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests. If you shall obtain a repayment of any loss, liability, cost or expense paid by the Company pursuant hereto, you shall promptly pay to the Company the amount of such repayment, together with the amount of any interest received by you on account of such repayment.

     22. THIS AGREEMENT AND YOUR APPOINTMENT AS THE EXCHANGE AGENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

     23. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby

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irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     24. You shall comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers and obtaining and retaining substitute Forms W-9, and shall file and mail any appropriate reports which you are required to file pursuant to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to Holders who have not supplied their correct Taxpayer Identification Number or required certification. You shall remit such funds to the Internal Revenue Service in accordance with applicable regulations and remit to each tendering Holder of Old Notes any requisite federal income tax information return or other similar document.

     25. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes and, where appropriate, advise the Holders of any such taxes for which they may be liable and obtain payment from such Holders prior to delivery of any Exchange Notes; provided, however, that you shall take all steps reasonably necessary to secure any rebate or refund allowable to connection with such transfer taxes for the account of the Company and that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     26. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to the Old Notes surrendered to you or funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates, pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     27. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. You hereby acknowledge receipt of the Prospectus and the Tender Documents and further acknowledge that you have examined each of them. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

     28. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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     29.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     30. Unless terminated earlier by the parties hereto , this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 21, 23 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Old Notes or Exchange Notes, funds or property then held by you as Exchange Agent under this Agreement.

     31. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or facsimile as follows:

     If to the Company:  1010 N. Glebe Road
                         Suite 800
                         Arlington, VA  22201
                         Facsimile:  703-236-1376
                         Attention:  Thomas H. Sullivan, Esq.

     With a copy to:     Dov Schwell, Esq.
                         McDermott, Will & Emery
                         50 Rockefeller Plaza, 11th Floor
                         New York, NY 10020-1605

     If to you:          Bankers Trust Company
                         Corporate Trust and Agency Group
                         Four Albany Street - 4th Floor
                         New York, NY 10006
                         Attn.: Anthony M. Nista, Assistant Treasurer
                         Telephone:  212-250-4730
                         Telecopier: 212-669-0772


or such other address or facsimile number as any of the above may have furnished to the other parties in writing for such purposes.

     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.


                                             Very truly yours,

                                             TELECORP PCS, INC.



                                             By:____________________________
                                                Thomas H. Sullivan
                                                Executive Vice President and
                                                Chief Financial Officer



Agreed to this ____ day of __________, 1999

BANKERS TRUST COMPANY,
as Exchange Agent



By:________________________________
  Anthony Nista
  Assistant Treasurer

                                      -10-
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                                   Exhibit B

--------------------------------------------------------------------------------
                             Bankers Trust Company
                        Corporate Trust and Agency Group
--------------------------------------------------------------------------------

                                SCHEDULE OF FEES

I.  Exchange Agent                $5,000.00
    --------------

  Covers review of the Exchange Agent Agreement, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, and Agent's Messages.

Note:   The fees set forth in this schedule are subject to review of
-----
documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

  We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as with BT or its affiliates. These transactions (for which normal and customary spreads or other compensation may be earned by such broker-dealers, including BT or its affiliates, in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to our affiliates or us. If you choose to invest in any mutual fund, BT and/or our affiliates may earn investment management fees and other service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. Likewise, BT has entered into agreements with certain mutual funds or their agents to provide shareholder services to those funds.
For providing these shareholder services, BT is paid a fee by these mutual funds that calculated on an annual basis does not exceed 25 basis points of the amount of your investment in these mutual funds. In addition, if you choose to use other services provided by BT or its affiliates, Corporate Trust or other BT affiliates may be allocated a portion of the fees earned. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a transaction should fail to close for reasons beyond our control, we reserve the right to charge our acceptance fee plus reimbursement for legal fees incurred.

  Shares of mutual funds are not deposits or obligations of, or guaranteed by, Bankers Trust Company or any of its affiliates and are not insured by the Federal Deposit Insurance Corporation or any other agency of the U.S. Government. Investments in the mutual funds involve the possible loss of principal. Please read the prospectus carefully before investing.